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    EXHIBIT 6.      OPINION AND CONSENT OF STEPHEN J. PRESTON, F.S.A., F.A.A.A.











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                                                              Exhibit 6
GOLDEN AMERICAN LIFE INSURANCE COMPANY
1001 Jefferson Street, Wilmington, DE  19801               Tel:  (302) 576-3400
                                                           Fax:  (302) 576-3540

February 13, 1997

Members of the Board of Directors
Golden American Life Insurance Company
1001 Jefferson Street, Suite 400
Wilmington, De  19801

Directors:

This opinion is furnished in connection with the filing of Post-Effective Amendment No 20 on Form S-6 ("Registration Statement") (File No. 33-23458) which covers premiums expected to be received under the flexible premium variable life insurance policies ("Policies") offered by Separate Account A of Golden American Life Insurance Company ("Golden American"). The prospectuses included in the Registration Statement describes Policies which are offered by Golden American in each state where they have been approved by the appropriate state insurance authorities. The Policy forms were prepared under my direction, and I am familiar with the Registration Statement and the exhibits thereto. In my opinion:

1) The illustrations of death benefits, investment values, cash surrender values and accumulated premiums for the Policies in the prospectuses included in the Registration Statement based on assumptions stated in the illustrations, are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed so as to make the prospectuses, more favorable than for Policies for other ages.

2) The table of illustratives premiums and the table of illustrative net single premium factors in the prospectuses are consistent with the provisions of the Policies.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectuses.

Sincerely,


/s/ Stephen J. Preston
---------------------------------
Stephen J. Preston F.S.A., M.A.A.A.
Sr. Vice President and Chief Actuary